Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Juniper Networks, Inc. 2006 Equity Incentive Plan, as amended and restated, and the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan, as amended and restated, of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. and the effectiveness of internal control over financial reporting of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 8, 2012